Press Release
                                                               =================
                                                               EXIDE CORPORATION


Contact:  MaryBeth Alvin, Investor Relations
          610/378-0756
          www.exidemb@aol.com
          -------------------
                                                                      EXHIBIT 99

                                 EXIDE ADOPTS
                    A PREFERRED SHARE PURCHASE RIGHTS PLAN

BLOOMFIELD HILLS, MI, SEPTEMBER 21, 1998: Exide Corporation (NYSE:EX) today announced that its Board of Directors had adopted a Preferred Share Purchase Rights Plan and declared a dividend distribution to be made to stockholders of record on September 29, 1998, of one Preferred Share Purchase Right on each outstanding share of the Company's common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock for an exercise price of $60.00.

      The Rights contain provisions which are intended to protect the Company's stockholders in the event of an unsolicited attempt to acquire the Company at an unfair price. The Company is not aware of any such attempt at present.

      The Rights will be exercisable only if a person or group (with certain exceptions) acquires, or announces a tender offer, for 15% or more of the Company's common stock. The Company may exchange the Rights for the Company's common stock on a one-for-one basis at any time after a person or group has acquired 15% or more of the outstanding common stock. The Company will be entitled to redeem the Rights at $.01 per Right (payable in cash or common stock of the Company, at the Company's option) at any time before public disclosure that a 15% position has been acquired. The Rights will expire on September 18, 2008, unless previously redeemed or exercised. The distribution of the Rights is not a taxable event to stockholders.

      Additional details of the Rights distribution will be provided to the stockholders.

      Exide Corporation, with over $2.2 billion in sales, is the world's leading manufacturer of lead-acid batteries. Headquartered in Bloomfield Hills, Michigan, with administrative offices in Reading, Pennsylvania, Exide also has significant interest in related technologies.


                                      ###


               645 Penn Street  Reading, PA 19601  610/378-0500
                        http://www.exideworld.com/power